Exhibit 21.1

List of Subsidiaries of Okta, Inc.

Okta Australia Pty Limited (Australia)
Okta France SAS (France)
Okta GmbH (Germany)
Okta Identity India Private Limited (India)
Okta Identity Ireland Limited (Ireland)
Okta Identity Korea Limited (Korea)
Okta Identity Netherlands B.V. (Netherlands)
Okta Identity Philippines Inc. (Philippines)
Okta Identity Spain, S.L. (Spain)
Okta International, LLC (Delaware)
Okta Japan K.K. (Japan)
Okta Poland sp. z o.o. (Poland)
Okta SG Pte. Ltd. (Singapore)
Okta Software Canada, Inc. (Canada)
Okta Switzerland GmbH (Switzerland)
Okta UK LTD (United Kingdom)
SaaSure Mexico, S. de R.L. de C.V. (Mexico)
SaaSure Sweden AB (Sweden)
Auth0 Argentina S.A. (Argentina)
Auth0 LLC (Delaware)
Auth0 International LLC (Delaware)
Auth0 Ltd. (United Kingdom)
Auth0 Uruguay S.A. (Uruguay)
Spera Cybersecurity, Inc. (Delaware)
Spera Cybersecurity Ltd. (Israel)